Exhibit 10.2
October 30, 2006

Name
Street Address
City, State ZIP

DSU Awards Under 2004 Stock Incentive Plan

Dear ___________:

As you know, Green Mountain Power Corporation (the “Company”) has agreed to merge with a subsidiary of Northern New England Energy Corporation (the “Merger”). Completion of the Merger is subject to the approval of the Company’s shareholders (who will meet on October 31, 2006), and the approval of the regulatory authorities.

Approval of the Merger by the Company’s shareholders will affect your outstanding deferred stock units (“DSUs”) granted under the Company’s 2004 Stock Incentive Plan. The following paragraphs describe how your outstanding awards will be affected. The following paragraphs also describe a change to the terms of your outstanding awards that has been approved, subject to your consent.

Current Rules. Your outstanding DSUs will be vested on October 31, 2006, if the Merger is approved by the Company’s shareholders. However, shares will not be issued to settle the DSUs until the originally scheduled vesting dates. Any DSUs that are outstanding on the date the Merger is completed will be settled in cash.

Vesting Upon Closing. For several reasons, the Company wants you to agree that your DSUs will vest as of the earlier of (i) the originally scheduled vesting dates or (ii) upon completion of the Merger (but not upon the shareholders’ approval of the Merger). Shares of common stock will be issued to settle the DSUs on the originally scheduled vesting dates. Any DSUs that are outstanding on the date the Merger is completed will be settled in cash. In short, if you agree to this change, the terms of your DSUs will remain unaffected except that any control change vesting will occur upon completion of the Merger rather than upon the shareholders’ approval of the transaction.

In consideration of your agreement to this change, the Company will pay you $10.00 (and the Company’s check is attached).

The Company hopes that you will consent to the change in the terms of your DSUs. If you accept and agree to this action, please sign below and return this letter to Penny Collins. You should keep the enclosed copy of this letter for your records. Please feel free to contact me if you have any questions about your outstanding awards or this memorandum.

Sincerely,

/s/Merrill O. Burns
Chair - Compensation Committee

Attachments

Acceptance and Consent

I hereby accept and consent to the amendment of my outstanding DSUs granted under the 2004 Stock Incentive Plan to waive my right to accelerated vesting of my DSUs upon the shareholders’ approval of the Merger. Any DSUs that have not previously vested will vest upon completion of the Merger. The DSUs will remain subject to the other terms of my DSU agreement and the 2004 Stock Incentive Plan. I also acknowledge the receipt and legal sufficiency of the company’s payment to me as consideration for my agreement.

Date:______________     Signed:___________________________________

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